UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 7, 2003

A.I. SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-69176
(Commission File Number)

98-0351734
(IRS Employer Identification No.)

Suite 1208 - 1030 West Georgia Street, Vancouver, British Columbia, Canada V6E 2Y3
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 604.662.7900

Item 4. Changes in Registrant's Certifying Accountant.

Davidson & Company ("Davidson") has been dismissed as our principal independent accountant on May 7, 2003. We have engaged Marc Lumer & Company ("Lumer"), Certified Public Accountants and Management Consultants, as our principal independent accountant effective May 9, 2003. The decision to change our principal independent accountant has been approved by our Board of Directors.

The audit report of Davidson on our financial statements for the fiscal year ended June 30, 2002 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except such report was modified to include an explanatory paragraph for a going concern uncertainty.

In connection with the audit of the fiscal year ended June 20, 2002 including the subsequent interim periods since engagement through May 7, 2003, the date of dismissal, we had no disagreements with Davidson with respect to accounting or auditing issues of the type discussed in Item 304(a)(iv) of Regulation S-B. Had there been any disagreements that were not resolved to their satisfaction, such disagreements would have caused Davidson to make reference in connection with their opinion to the subject matter of the disagreement. In addition, during that time there were no reportable events (as defined in Item 304(a)(1)(iv) of Regulation S-B).

During the fiscal year ending June 30, 2002, including the subsequent interim periods since engagement through May 7, 2003, the date of Davidson's dismissal, and prior to the appointment of Lumer, we (or anyone on our behalf) did not consult with Lumer regarding any of the accounting or auditing concerns stated in Item 304(a)(2) of Regulation S-B. Since there were no disagreements or reportable events (as defined in Item 304(a)(2) of Regulation S-B), we did not consult Lumer in respect to these matters during the time periods detailed herein.

We provided Davidson with a copy of this Current Report on Form 8-K prior to its filing with the SEC, and requested that Davidson furnish us with a letter addressed to the SEC stating whether Davidson agrees with the statements made in this Current Report on Form 8-K, and if not, stating the aspects with which Davidson does not agree. A copy of the letter provided by Davidson, dated May 7, 2003, is attached to this Form 8-K as an exhibit.

Item 7. Financial Statements and Exhibits.

16.1 Letter from Davidson & Company dated May 7, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.I. SOFTWARE, INC.

/s/ Emmanuel Aligizakis
Emmanuel Aligizakis, Director

Date: May 13, 2003.